Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
John McDermott, CEO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX REPORTS 36% REVENUE GROWTH IN 2008
Record Fourth Quarter and 16th Consecutive Quarter of Domestic Sales Growth
Conference Call Begins at 5:00 p.m. Eastern Time Today
IRVINE, Calif. (February 19, 2009) — Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® endovascular stent graft for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three months and 12 months ended December 31, 2008.
“We had a strong finish to 2008, reporting record revenue for the fourth quarter. Domestic product revenue grew 35% compared with the 2007 fourth quarter and reflected initial sales from our suprarenal proximal extensions and Powerlink XL® introduced late last year. Feedback regarding these new products has been very positive,” said John McDermott, Endologix President and Chief Executive Officer. “We exceeded our fourth quarter revenue guidance, while significantly improving gross margins and reducing our cash burn.
“2009 is a pivotal year for Endologix in which we expect to build on our momentum and continue taking market share,” he added. “We are affirming our financial guidance for year-over-year revenue growth of 17% to 22%, or $44 million to $46 million, driven by new products and our sales force initiatives. We expect that our continued growth, strong gross margins and expense controls will enable us to achieve positive cash flow from operations in this year’s second quarter.”
Financial Results
Endologix reported record product revenue for the fourth quarter of 2008 of $10.7 million, up 35% from $7.9 million in the fourth quarter of 2007, and up 14% from $9.4 million in the third quarter of 2008. Domestic product revenue was $9.1 million, compared with $6.7 million in the fourth quarter of 2007, and $8.1 million in the third quarter of 2008. International product revenue of $1.6 million for the fourth quarter of 2008 compares with $1.2 million during the comparable quarter in 2007 and $1.3 million in the third quarter of 2008. For the 12 months ended December 31, 2008, product revenue was $37.6 million, a 39% increase from product revenue of $27.0 million for the 12 months ended December 31, 2007. For the 2008 full year, domestic product revenue increased 39% to $31.9 million from $23.0 million for the 2007 full year, and international revenue increased 44% to $5.7 million from $4.0 million for 2007. Including a decline in license revenue, total revenue increased 36% to $37.7 million in 2008 from $27.8 million in 2007.

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

Gross profit of $7.8 million was 73% of total revenue in the fourth quarter of 2008. This compares with $5.1 million and 64%, respectively, in the fourth quarter of 2007, and $6.9 million and 74%, respectively, in the third quarter of 2008. Gross profit of $27.3 million was 72% of total revenue for the 12 months ended December 31, 2008. This compares with $17.2 million and 62%, respectively, for the 12 months of 2007. Endologix expects moderate gross margin improvement in 2009 due to efficiencies from higher manufacturing volumes required to support sales growth.
Total operating expenses were $9.3 million in the fourth quarter of 2008, compared with $8.9 million in the fourth quarter of 2007. Marketing and sales expenses increased to $5.8 million in the fourth quarter of 2008 from $5.5 million in the comparable quarter last year due to commission expense on the increased revenue and costs related to the launch of Powerlink XL. General and administrative expenses increased to $2.2 million from $1.7 million in the fourth quarter of 2007, due to costs related to the settlement of a legal dispute with Cook Medical Products, Inc. and Endologix’s analysis and response to the unsolicited acquisition proposal from Elliott Associates. Total operating expenses for 2008 were $39.3 million, versus $33.4 million in 2007. The increase in operating expenses was due primarily to higher sales and marketing costs, the settlement of two legal disputes, and costs related to the CEO transition.
Endologix reported a net loss in the fourth quarter of 2008 of $1.6 million, or $0.04 per share, which compares with a net loss of $3.5 million, or $0.08 per share, for the fourth quarter of 2007. Endologix reported a net loss for the 12 months ended December 31, 2008 of $12.0 million, or $0.28 per share, compared with a net loss of $15.1 million, or $0.35 per share, for the 12 months ended December 31, 2007.
Total cash and cash equivalents as of December 31, 2008 was $8.1 million. This compares with total cash and cash equivalents as of December 31, 2007 of $9.2 million, and $9.0 million at September 30, 2008. Net cash used was $6.1 million for the 2008 full year and $902,000 in the fourth quarter of 2008.
“In reviewing 2008 fourth quarter earnings before interest, taxes, depreciation and amortization, together with non-cash stock-based compensation expenses, we came very close to reaching breakeven on that basis. We believe these results demonstrate our ability to achieve positive cash flow from operations in upcoming quarters,” stated Endologix Chief Financial Officer Bob Krist.
Mr. McDermott continued, “We are currently conducting a limited market release of our new IntuiTrak™ Delivery System and receiving very positive physician feedback. The new device simplifies delivery and deployment of the Powerlink stent graft and features a low-profile catheter with enhanced flexibility, advanced hemostasis control and a hydrophilic coating to facilitate smooth delivery. Additionally, the device has an integrated sheath which was designed to reduce procedure time, blood loss and vessel trauma.
“In addition to the full launch of IntuiTrak in the second quarter of 2009, we expect continued sales growth from our suprarenal proximal extensions and Powerlink XL, both of which were launched in November 2008. These new devices together with our sales force initiatives provide a solid foundation for long-term growth,” he concluded.
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 83078806. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures innovative therapies for aortic disorders. Endologix’s Powerlink System is an endovascular stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, specifically with respect to new product introductions and 2009 financial guidance for revenue, gross margins, and cash flow, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
[Tables to follow]

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Domestic Product Revenue	$9,128	$6,742	$31,936	$23,049

Non-US Product Revenue	1,551	1,175	5,695	3,968

Total Product Revenue	10,679	7,917	37,631	27,017
License Revenue	—	76	33	754

Total revenue	10,679	7,993	37,664	27,771
Cost of product revenue	2,835	2,890	10,380	10,539

Gross profit	7,844	5,103	27,284	17,232

Operating expenses:
Research, development and clinical	1,352	1,707	6,060	6,372
Marketing and sales	5,777	5,476	23,794	20,142

General and administrative	2,207	1,678	9,477	6,380
Termination of supply agreement	—	—	—	550

Total operating expenses	9,336	8,861	39,331	33,444

Loss from operations	(1,492)	(3,758)	(12,047)	(16,212)

Other income (loss):
Interest income (expense)	(37)	106	22	664
Other income (expense)	(47)	124	33	473

Total other income (expense)	(84)	230	55	1,137

Net loss	($1,576)	($3,528)	($11,992)	($15,075)

Basic and diluted net loss per share	($0.04)	($0.08)	($0.28)	($0.35)

Shares used in computing basic and diluted net loss per share	43,127	42,881	43,045	42,796

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$7,611	$8,728
Restricted cash equivalents	500	500
Marketable securities available-for-sale	—	—
Accounts receivable, net	6,371	4,527
Other receivables	3	234
Inventories	7,099	8,054
Other current assets	443	581

Total current assets	22,027	22,624
Property and equipment, net	2,993	3,771
Marketable securities available-for-sale	—	—
Goodwill	4,631	4,631
Intangibles, net	7,508	8,913
Other assets	104	104

Total Assets	$37,263	$40,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,401	$4,259
Current portion of long term debt	750	—

Current liabilities	6,151	4,259
Long term liabilities:

Long term debt	$4,250	$—

Other long term liabilities	1,045	1,109

Long term liabilities	5,295	1,109

Total liabilities	11,446	5,368

Stockholders’ equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 60,000 shares authorized, 44,365 and 43,453 shares issued, and 43,870 and 42,958 outstanding	44	43
Additional paid-in capital	170,239	166,912
Accumulated deficit	(143,730)	(131,738)

Treasury stock, at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	(75)	119

Total stockholders’ equity	25,817	34,675

Total Liabilities and Stockholders’ Equity	$37,263	$40,043

11 Studebaker • Irvine, CA 92618
949.595.7200 • Fax: 949.457.9561
www.endologix.com
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